As filed with the Securities and Exchange Commission on May 21, 2012

Registration No. 333-154975

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 12

to

Form S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TNP Strategic Retail Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

1900 Main Street

Suite 700

Irvine, California 92614

(949) 833-8252

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony W. Thompson

Chairman of the Board and Chief Executive Officer

1900 Main Street

Suite 700

Irvine, California 92614

(949) 833-8252

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Rosemarie A. Thurston

Gustav F. Bahn

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

(404) 881-7000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☑ Registration No. 333-154975

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 12 to the Registration Statement on Form S-11 (No. 333-154975) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits.

(b) Exhibits:

99.1	Consent of Duff & Phelps, LLC

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11, as amended, and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 21, 2012.

TNP Strategic Retail Trust, Inc.

By:	/s/ ANTHONY W. THOMPSON
	Name:	Anthony W. Thompson
	Title:	Chief Executive Officer, President and
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the following capacities and on May 21, 2012.

Signature	Title

/s/ ANTHONY W. THOMPSON Anthony W. Thompson	Chief Executive Officer, President and Chairman of the Board (principal executive officer)

/s/ JAMES R. WOLFORD James R. Wolford	Chief Financial Officer Treasurer, Secretary and Director (principal financial officer and accounting officer)

/s/ PETER K. KOMPANIEZ Peter K. Kompaniez	Director

/s/ PHILLIP I. LEVIN Phillip I. Levin	Director

Jeffrey S. Rogers	Director

EXHIBIT INDEX

Exhibit Number	Description

99.1	Consent of Duff & Phelps, LLC